Exhibit 5

August 31, 2009

Dean Foods Company

2515 McKinney Avenue

Suite 1200

Dallas, Texas 75201

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and Deputy General Counsel to Dean Foods Company, a Delaware corporation (the “Company”), and as such, have acted as counsel to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”) issuable pursuant to grants made under the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”), which was amended to increase the number of shares available for grant by 4,000,000 effective with the approval of the Company’s stockholders on May 21, 2009.

In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations, and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Dean Foods Company	2515 McKinney Avenue, Suite 1200	telephone 214 303 3400
	Dallas, TX 75201	facsimile 214 303 3499

Dean Foods Company

August 31, 2009

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based upon and subject to the foregoing, I am of the opinion that the Shares will be, if and when issued and paid for in accordance with the Plan, validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of Common Stock available for such issuance, and further assuming that the consideration actually received by the Company for the Shares exceeds the par value thereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of item 601(b)(5) of Regulation S-K under the Securities Act. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rachel A. Gonzalez
Rachel A. Gonzalez
Vice President and Deputy General Counsel